TRISM, Inc. Petitions for Reorganization

KENNESAW, Ga., Sept. 20 /PRNewswire/ -- TRISM, Inc. (OTC Bulletin
Board: TRSME - news) announced today that it had filed petitions to effect a previously announced Senior Subordinated Notes restructuring agreement pursuant to a ``prearranged'' Chapter 11 plan.

TRISM, Inc., on September 16, 1999, filed petitions for its previously announced financial reorganization under Chapter 11 of the United States Bankruptcy Code 11, U.S. C. Sections 101 et seq. The petitions were filed in the United States Bankruptcy Court for the District of Delaware. Simultaneously, TRISM filed a Plan of Reorganization which embodies the ``pre- arranged'' restructuring agreement and a proposed disclosure statement. TRISM received interim court approval for a $42.4 million debtor-in-possession financing facility to be provided by the CIT Group/Business Credit, Inc. The foregoing summary does not purport to be complete and is subject to a final court approval scheduled for mid-October.

TRISM and its operating subsidiaries are continuing to operate their business and assets as debtors-in-possession. As previously announced TRISM will satisfy all trade and leasing obligations, significantly reduce long-term debt, and meet all other debt obligations in full.

TRISM, Inc. is the nation's leading transportation company that specializes in the transportation of heavy weight, over-dimensional, environmental, and secured materials. TRISM provides a full range of logistics services for specialized markets, intermodal management services, and worldwide super heavy haul project services.

Certain statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause TRISM's actual results in future periods to differ materially from forecasted results. Those risks are described in TRISM's filings with the Securities and Exchange Commission (SEC) over the last twelve months, copies of which are available from the SEC or may be obtained upon request from TRISM. In addition, there can be no assurance that the restructuring will occur as described or at all.

SOURCE: TRISM, Inc.